Exhibit 10.1

March 6, 2019

Dan Rushford, Chairman and CEO
Vet Online Supply Inc.
6500 Live Oak Drive
Kelseyville, CA 95451

Re: Resignation Letter

Dear Dan,

Pursuant with my current employer I hereby tender my resignation as a Director of Vet Online Supply Inc. effective March 6, 2019.

Further, as my contribution to continue to support the company and for not completing my responsibilities with the implementation of the cryptocurrency business; I forfeit any/all stock and outstanding debts owed to me under any/all contracts or any/all agreements as a party between myself and Vet Online Supply Inc..

I have personally enjoyed working with you and your team, and look forward to your success in the future.

Sincerely,

/s/ Hing N. Chan
Hing N. Chan